Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-160123, 333-160126 and 333-176670) and Form S-8 (Nos. 333-100077, 333-120061, 333-136126, 333-142938, 333-150769, 333-156035, 333-161559, 333-166906, 333-174353, and 333-181532) of Inovio Pharmaceuticals, Inc. and in the related Prospectuses of our reports dated March 18, 2013, with respect to the consolidated financial statements of Inovio Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of Inovio Pharmaceuticals, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

San Diego, California
March 18, 2013